Exhibit 12

                                CIGNA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                                           Year ended December 31,
                                                                           -----------------------
                                                              1998       1997       1996       1995       1994
                                                              ----       ----       ----       ----       ----

Income before income taxes.............................     $2,010     $1,650     $1,601     $  251     $  805
                                                            ------     ------     ------     ------     ------
Fixed charges included in income:
    Interest expense...................................        126        127        102        120        121
    Interest portion of rental expense.................         63         94         86         99        102
                                                            ------     ------     ------     ------     ------
       Total fixed charges included in income..........        189        221        188        219        223
                                                            ------     ------     ------     ------     ------
Income available for fixed charges.....................     $2,199     $1,871     $1,789     $  470     $1,028
                                                            ------     ------     ------     ------     ------
Ratio of earnings to fixed charges.....................       11.6        8.5        9.5        2.1        4.6
                                                            ======     ======     ======     ======     ======